Exhibit 99.1

FOR IMMEDIATE RELEASE

The Crypto Company Acquires FRAME Blockchain’s Technology, An “Interstate Highway” Liquidity Layer For Crypto Commerce

Purpose-built Layer 1 blockchain technology connects fragmented crypto ecosystems as crypto commerce and AI-native commerce converge.

Malibu, California, March 26, 2026 — The Crypto Company (“TCC”) (OTCID: CRCW) today announced the acquisition of Frame Holdings Ltd’s (“Frame”) intellectual property, a tested and purpose-built Layer 1 blockchain designed to connect fragmented crypto ecosystems into a single interoperable settlement network (the “Frame Blockchain”). TCC intends to launch the Frame Blockchain this year as crypto commerce enters a period of rapid global expansion.

Today’s crypto landscape is completely fragmented. Bitcoin, Ethereum, Solana, Avalanche, Polygon, and dozens of other networks each operate as isolated economies. Frame Blockchain is designed to unify them.

“We believe an economic expansion of historic magnitude is taking shape in real time,” said Ron Levy, Chief Executive Officer of TCC. “Innovative technology and new financial systems are enabling millions of people to build businesses around the work that matters to them. That economy needs a settlement layer that matches its speed and ambition, and we believe digital assets are required to enable that growth. We envision Frame Blockchain serving an important part of that infrastructure.”

Rather than competing with existing protocols, Frame Blockchain connects them, enabling applications, assets, and value to move across ecosystems as if they were one. The network features post-quantum security, architectural protections against front-running, and enterprise-grade throughput. Among those protections: a private mempool architecture that eliminates MEV bot extraction, a practice that is commonplace with existing protocols but problematic for creating a vibrant crypto economy.

“Every architectural decision in Frame Blockchain was made with the goal of solving blockchain’s most fundamental limitation: networks that can’t work together,” said Sean Docherty, Frame Blockchain’s creator and chief architect. “Think of it as the interstate highway system for crypto. Commerce within each city might thrive, but without a highway connecting them, trade between them grinds to a halt. That’s crypto today. Frame Blockchain was built to connect them.”

“Our core belief has always been that the path to crypto’s mainstream adoption runs through connection: bringing people on-chain and then connecting the chains themselves, said Jared Strasser, Chief Operating Officer of TCC. Frame Blockchain is built to do exactly that. And as AI-driven commerce grows and autonomous agents begin transacting with digital assets, an interoperable settlement layer becomes even more critical. We believe Frame Blockchain positions us at the center of both of those opportunities.”

“Combining a public company with a new Layer 1 blockchain unlocks something the crypto world has struggled to provide: aligned exposure to the economics of crypto commerce,” said Rafe Furst, Chief Strategy Officer of The Crypto Company.

TCC completed the acquisition of Frame Blockchain’s core technology and intellectual property through a simultaneous sign-and-close transaction with no TCC equity issued at closing and no upfront cash. All TCC equity consideration is milestone-based, earned only upon achievement of predefined performance and adoption targets over time. TCC has committed $2 million in capital to fund initial development through its newly formed subsidiary, Frame Intelligence, LLC.

About The Crypto Company

The Crypto Company (OTCID: CRCW) is a publicly traded company, with operating history dating back to 2017, focused on developing and operating blockchain infrastructure. TCC is completing the buildout of Frame Blockchain, a Layer 1 blockchain designed to connect fragmented blockchain ecosystems into a single interoperable network. Moreover, through an active Digital Asset Treasury (DAT), TCC holds tokens which it believes represent both financial and strategic value to TCC and its subsidiaries .Learn more at thecryptocompany.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believes,” “expects,” “designed to,” “intended,” “may,” and similar expressions identify forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those expressed or implied. Such factors include, but are not limited to: TCC’s ability to successfully integrate the acquired technology; the anticipated benefits of the acquisition; achievement of milestones required for equity consideration; market adoption of blockchain infrastructure and AI-driven commerce; regulatory developments; competition; and TCC’s ability to fund development and operations. Readers are cautioned not to place undue reliance on these forward-looking statements. TCC undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.